Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT: BRIEN M. CHASE, CFO
AUGUST 4, 2015	(304) 525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2015 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.25 billion bank holding company with two bank subsidiaries, announced its financial results for the second quarter of 2015.  Premier realized net income of $3,127,000 (37 cents per diluted share) during the quarter ended June 30, 2015, a 0.9% increase from the $3,100,000 of net income reported for the second quarter of 2014.  The increase in income in the second quarter of 2015 is largely due to an increase in interest income, a decrease in interest expense and a decrease in the provision for loan losses, which more than offset an increase in net operating expenses.  On a diluted per share basis, Premier earned $0.37 during the second quarter of 2015 compared to $0.34 per share earned during the second quarter of 2014.  For the first half of 2015 Premier realized net income of $6,269,000 (74 cents per diluted share) compared to $6,770,000 (75 cents per diluted share) earned during the first half of 2014.

President and CEO Robert W. Walker commented, “This is the first full quarter-to-quarter comparison of our financial results since we purchased the Bank of Gassaway on April 4, 2014, and the comparisons are good.  We are pleased to report interest income is up while interest expense is down.  Provision expense is also down.  With the exception of an increase in net OREO expenses recorded in the second quarter of 2015 as compared to net gains realized from the sale of OREO properties in the second quarter of 2014, most of our operating expenses are down in the second quarter of 2015.  We continue to realize opportunities to liquidate troubled assets for reasonable values and are working hard to reduce our non-performing loans outstanding.  During the quarter we purchased from the U.S. Treasury the common stock warrant issued in 2009, eliminating the dilutive effect the potential issuance of those shares would have had on our existing stockholders and our earnings per share.  Also, as you review our summary income statement below, you will no longer see any preferred stock dividends reducing our net income available to common shareholders. We redeemed the remainder of our Series A Preferred Shares in November of 2014.  Lastly, we recently announced an agreement to purchase First National Bankshares Corporation, a $261 million single bank holding company headquartered in Ronceverte, West Virginia.  If completed, the resulting merger will expand Premier’s footprint into the Greenbrier Valley of West Virginia and into Covington, Virginia along Interstate 64 with six additional branch locations.”

Net interest income for the quarter ended June 30, 2015 totaled $11.923 million, up $247,000, or 2.1%, from the $11.676 million of net interest income earned during the second quarter of 2014.  Interest income in 2015 increased by $166,000, or 1.3%, largely due to a $379,000, or 3.4%, increase in interest income on loans, primarily from an increase in loans outstanding.  The increase in interest income on loans in the second quarter of 2015 more than offset a $201,000, or 13.7% decrease in interest income on investments.  Interest earned on investments decreased due to a lower average balance of investments outstanding during the quarter compared to the second quarter of 2014.

Exhibit 99.1
Interest expense decreased in total during the second quarter of 2015 by $81,000, or 7.3%, when compared to the second quarter of 2014.  Interest expense on deposits decreased by $73,000, or 7.6%, during the second quarter of 2015 when compared to the same period of 2014.  Interest expense on repurchase agreements and other short-term borrowings remained unchanged, while interest expense on other borrowings decreased by $8,000, or 5.6%, in the second quarter of 2015 compared to the second quarter of 2014, largely due to a decrease in the average amount of borrowings outstanding.

During the quarter ended June 30, 2015, Premier recorded a $146,000 negative provision for loan losses. This provision compares to $79,000 of negative provision for loan losses recorded during the second quarter of 2014, an improvement in income before taxes of $67,000.  The negative provision for loan losses recorded in the second quarter of 2015 was made in response to the collection during the quarter of a significant amount of recoveries on previously charged-off loans.  The reversal of provision expense related to the recoveries more than offset additional provision expense related to growth in the loan portfolio and identified increases in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment.  The $79,000 negative provision recorded in 2014 was largely due to scheduled payments received on impaired loans reducing the level of specific allocations of the allowance for loan losses combined with a reduction in the estimated credit risk in the remaining loan portfolio.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs decreased by $334,000 in the second quarter of 2015 when compared to the same quarter of 2014, while recoveries on loans previously charged-off increased by $724,000 in the second quarter of 2015 when compared to the same quarter of 2014.  Also, since year-end 2014, non-accrual loans have decreased by $1,730,000 while accruing loans 90+ days past due have increased by $1,023,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended June 30, 2015 totaled $7.167 million compared to $6.931 million in the second quarter of 2014.  The $236,000 increase in net overhead when compared to the second quarter of 2014 is largely due to reduced net overhead in the second quarter of 2014 from gains on the sale of Other Real Estate Owned (“OREO”).  In the second quarter of 2014, Premier realized $1,038,000 of gains on the sale of OREO property partially offset by $292,000 of additional write downs on other OREO property and $258,000 of other expenses related to OREO.  These compare to $340,000 of net OREO expenses recorded during the second quarter of 2015, resulting in an effective increase in net overhead of $828,000 when compared to the second quarter of 2014.  Otherwise, net overhead decreased by $592,000 in the second quarter of 2015, largely due to a $398,000, or 8.2%, decrease in staff costs.  Other decreases in non-interest expense include a $70,000, or 44.3%, decrease in supplies expense, a $54,000, or 20.7%, decrease in FDIC insurance costs, a $44,000, or 3.4%, decrease in occupancy and equipment expense, a $25,000, or 19.7%, decrease in loan collection expenses, a $30,000, or 14.4%, decrease in professional fees and a $55,000 decrease in conversion costs.  These expense reductions more than offset a $46,000, or 4.5%, increase in data processing costs and a $39,000, or 4.8%, increase in other operating expenses.  Non-interest income in the second quarter of 2015 was relatively unchanged from the second quarter of 2014, decreasing by $21,000, or 1.2%, as a $28,000 decrease in secondary market income from mortgage sales, and a $55,000 decrease in other non-interest income was substantially offset by a $47,000, or 7.2%, increase in electronic banking income and a $15,000, or 1.7%, increase in service charges on deposit accounts.

Exhibit 99.1
Total assets as of June 30, 2015 were down $5.8 million, or 0.5%, from the $1.253 billion of total assets at year-end 2014.  The decrease in total assets since year-end is largely due to a $3.2 million, or 4.3%, decrease in liquid assets such as cash and due from banks, interest bearing bank balances and federal funds sold and a $3.7 million, or 1.6%, decrease in investment securities.  These decreases were partially offset by a $4.2 million, or 0.5%, increase in total loans outstanding.  The decrease in total assets was matched by a $4.5 million, or 0.4%, decrease in total liabilities and a $1.3 million, or 0.9%, decrease in stockholders’ equity.  The decrease in total liabilities was largely due to a $4.7 million, or 0.4%, decrease in total deposits.  Stockholders’ equity of $144.4 million, equaled 11.6% of total assets at June 30, 2015, which compares to stockholders’ equity of $145.8 million, or 11.6% of total assets, at December 31, 2014.  The decrease in stockholders’ equity was largely due to the May 2015 purchase of the outstanding common stock warrant issued to the U.S. Treasury under the TARP program for approximately $5.7 million.  Partially offsetting this decrease in stockholders’ equity was a $4.2 million net increase in retained earnings during the first half of 2015 as the $6.3 million of net income earned during the first six months of 2015 was reduced by $2.1 million, or $0.26 per share, in cash dividends declared and paid to stockholders.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1
Following is a summary of the financial highlights for Premier as of and for the period ended June 30, 2015

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six-Months Ended
	June 30	June 30	June 30	June 30
	2015	2014	2015	2014
Interest Income	12,955	12,789	25,968	25,834
Interest Expense	1,032	1,113	2,081	2,151
Net Interest Income	11,923	11,676	23,887	23,683
Provision for Loan Losses	(146)	(79)	(77)	(389)
Net Interest Income after Provision	12,069	11,755	23,964	24,072
Non-Interest Income	1,762	1,783	3,467	3,164
Non-Interest Expenses	8,929	8,714	17,721	16,743
Income Before Taxes	4,902	4,824	9,710	10,493
Income Taxes	1,775	1,724	3,441	3,723
NET INCOME	3,127	3,100	6,269	6,770
Preferred Stock Dividends and Accretion	-	(165)	-	(330)
Net Income Available to Common Shareholders	3,127	2,935	6,269	6,440

EARNINGS PER SHARE	0.38	0.36	0.77	0.80
DILUTED EARNINGS PER SHARE	0.37	0.34	0.74	0.75
DIVIDENDS PER SHARE	0.13	0.12	0.26	0.24

Charge-offs	143	477	493	923
Recoveries	813	89	917	162
Net charge-offs (recoveries)	(670)	388	(424)	761

Exhibit 99.1
PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2015	2014
ASSETS
Cash and Due From Banks	33,440	35,147
Interest Bearing Bank Balances	35,437	35,251
Federal Funds Sold	3,265	4,986
Securities Available for Sale	226,077	229,750
Loans (net)	873,179	869,364
Other Real Estate Owned	11,349	12,208
Other Assets	27,864	29,289
Goodwill and Other Intangible Assets	36,395	36,829
TOTAL ASSETS	1,247,006	1,252,824

LIABILITIES & EQUITY
Deposits	1,070,531	1,075,243
Fed Funds/Repurchase Agreements	15,307	15,580
Other Borrowings	12,507	11,722
Other Liabilities	4,223	4,497
TOTAL LIABILITIES	1,102,568	1,107,042
Common Stockholders’ Equity	144,438	145,782
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,247,006	1,252,824

TOTAL BOOK VALUE PER COMMON SHARE	17.66	17.90
Tangible Book Value per Common Share	13.21	13.38

Non-Accrual Loans	10,982	12,712
Loans 90 Days Past Due and Still Accruing	2,289	1,266